The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated October 25, 2010

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 31, 2009)
Filed pursuant to Rule 424(b)(3)
Registration No. 333-160964

$

Sonoco Products Company
     % Notes due 2040

We are offering $      million aggregate principal amount of     % Notes due 2040. We will pay interest on the notes on           and           of each year, beginning          , 2011. The notes will mature on          , 2040. We may redeem some or all of the notes at any time at the redemption prices described in this prospectus supplement. If a change of control repurchase event as described in this prospectus supplement under the heading “Description of the Notes—Change of Control Repurchase Event” occurs, we may be required to offer to purchase the notes from the holders.

The notes will be our unsecured senior obligations and will rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement and on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2009.

Per note	Total

Public offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us (1)%	$

(1)	Plus accrued interest from , 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about          , 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is          , 2010.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. We and the underwriters have not authorized anyone else to provide you with different or additional information. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes that we are offering and other matters relating to us and our financial condition. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. The description of the terms of the notes in this prospectus supplement supplements the description in the accompanying prospectus under “Description of the Securities,” and to the extent it is inconsistent with that description, the information in this prospectus supplement replaces the information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

Except as used in “Description of the Notes,” as the context otherwise requires, or as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” the “company” and “Sonoco” refer to Sonoco Products Company and its subsidiaries.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

S-ii

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and/or other offering material and the information incorporated by reference in the prospectus and/or other offering material, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “plan,” “consider,” “objective,” “guidance,” “target,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements has been included in the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2009. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;
•	success of new product development and introduction;
•	ability to maintain or increase productivity levels and contain or reduce costs;
•	international, national and local economic and market conditions;
•	availability of credit to us, our customers and/or our suppliers in needed amounts and/or on reasonable terms;
•	fluctuations in obligations and earnings of pension and postretirement benefit plans;
•	pricing pressures, demand for products and ability to maintain market share;
•	continued strength of our paperboard-based tubes and cores and composite can operations;
•	anticipated results of restructuring activities;
•	resolution of income tax contingencies;
•	ability to successfully integrate newly acquired businesses into the company’s operations;
•	ability to win new business, retain existing business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;
•	rate of growth in foreign markets;
•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;
•	actions of government agencies and changes in laws and regulations affecting the company;
•	liability for and anticipated costs of environmental remediation actions;
•	ability to improve operating results in reporting units facing potential goodwill impairment;
•	loss of consumer or investor confidence; and
•	economic disruptions resulting from terrorist activities.

We undertake no obligation, and we disclaim any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in our notes. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.”

The Company

We are a South Carolina corporation founded in Hartsville, South Carolina in 1899 as the Southern Novelty Company. Our name was subsequently changed to Sonoco Products Company. Our common stock is listed on the New York Stock Exchange and trades under the symbol “SON.”

Today, we are one of the largest diversified global manufacturers of consumer and industrial packaging products, and a provider of packaging services with approximately 16,500 employees located in more than 300 locations in 35 countries. We had net sales of $3.6 billion in 2009 to customers in approximately 85 countries.

Our current business strategy targets a shift in the mix of our business toward faster growing and less volatile consumer-related markets to reduce the cyclical effect on operating results from our more mature industrial business. Sales generated by our diverse consumer packaging and services businesses represented about 58% of total sales in 2009. In 2000, when we initiated our current business strategy, sales from our industrial businesses totaled 54%, compared with 42% in 2009. During the decade, our consumer-related sales increased by about 80%. We have targeted to increase sales from our consumer-related businesses to more than 60% of total sales by 2012, even as we continue to grow our global industrial businesses.

Our consumer packaging business produces round and shaped rigid composite and plastic containers and trays; printed flexible packaging; metal and peelable membrane ends and closures; and provides global brand artwork management. Our packaging services business designs, manufactures, assembles, packs and distributes temporary, semi-permanent and permanent point-of-purchase displays, and provides supply chain management services, including contract packing, fulfillment and scalable service centers.

Our industrial business produces high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; and recycled paperboard, linerboard and corrugating medium. We operate recycling operations focused on gathering and processing residential and commercial materials, including recovered paper, plastic, metals and other materials. In addition, we produce custom-designed protective packaging solutions; wood, metal, and composite reels and spools for the wire and cable industries; molded and extruded plastics; and paper amenities, such as coasters and glass covers.

Our principal office is located at 1 N. Second St., Hartsville, SC 29550, our telephone number is (843) 383-7000 and our website address is www.sonoco.com. The information on our website is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

Recent Developments

We expect to commence cash tender offers (the “tender offers”) on October 25, 2010 to purchase (i) any and all of our outstanding 6.50% Notes due 2013 (the “Notes due 2013”) and (ii) up to the maximum aggregate principal amount of our 5.625% Notes due 2016 and 9.20% Debentures due 2021 that we can purchase for $300 million (excluding accrued interest and subject to increase), less any amount we pay to repurchase the Notes due 2013. We intend to use substantially all of the net proceeds of this offering to purchase the notes tendered in the tender offers. See “Use of Proceeds.” The closing of this offering is not contingent on the consummation of the tender offers or the purchase of any of our outstanding notes in connection therewith. However, the consummation of the tender offers will be conditioned upon the closing of this offering and other conditions described in the offer to purchase and letter of transmittal relating to the tender offers. This prospectus supplement is not an offer to purchase the Notes due 2013, the 5.625% Notes due 2016 or the 9.20% Debentures due 2021. The tender offers are only made by and pursuant to the terms of the offer to purchase and the related letter of transmittal furnished to the holders of the notes, as the same may be amended or supplemented.

The Offering

The brief summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of the Securities” section of the accompanying prospectus contain a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer to Sonoco Products Company and not to its consolidated subsidiaries.

Issuer	Sonoco Products Company

Notes Offered	$ aggregate principal amount of % Notes due 2040.

Maturity	, 2040.

Interest	The notes will bear interest at a rate of % per year. Interest will be payable semi-annually in arrears on and of each year, beginning on , 2011.

Optional Redemption	At any time prior to the date that is six months prior to the maturity date of the notes, we may redeem the notes at any time or from time to time, in whole or in part, at the redemption price equal to the greater of:

• 100% of the principal amount of the notes, or

•  the sum of the present values of the remaining scheduled payments of principal and interest on the notes (not including any portion of those payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the Treasury Rate (as defined below) plus      basis points,

plus, in each case, accrued and unpaid interest to, but not including, the redemption date for the notes.

At any time on or after the date that is six months prior to the maturity date of the notes, we may redeem the notes at any time or from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, calculated assuming a 360-day year consisting of twelve 30-day months, to, but not including, the redemption date for the notes. See “Description of the Notes—Redemption at Our Option.”

Offer to Repurchase Upon Change of Control Repurchase Event	If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes, we will make an offer to each holder of the notes to repurchase all or any part of that holder’s notes at a purchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. See “Description of the Notes—Change of Control Repurchase Event.”

Certain Covenants	The indenture governing the notes will limit our and our subsidiaries’ ability to:

• incur secured indebtedness;

• enter into certain sale and leaseback transactions; and

• enter into certain mergers, consolidations and transfers of substantially all of our assets.

However, these limitations are subject to numerous exceptions. See “Description of the Notes—Certain Covenants of the Company” and “Description of the Notes—Consolidation, Merger and Sale of Assets.”

Ranking	The notes will be our unsecured senior obligations and will rank equally with all of our existing and future unsecured senior indebtedness.

Use of Proceeds	We intend to use substantially all of the net proceeds from the offering to purchase all or a portion of our outstanding Notes due 2013, 5.625% Notes due 2016 and/or 9.20% Debentures due 2021 tendered in the tender offers and to pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes. See “Use of Proceeds.”

Denominations	The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issues	We may, without the consent of the existing holders of the notes, issue additional notes having the same terms (other than the issue date and initial interest payment date) so that the existing notes and the new notes form a single series under the indenture governing the notes.

Risk Factors	You should carefully consider the risks described under the section entitled “Risk Factors” beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2009 and beginning on page S-5 of this prospectus supplement, and all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Governing Law	New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Summary of Consolidated Financial Information

Set forth below is a summary of our consolidated financial data for the periods indicated. The operating results and financial position for the periods ended December 31, 2009, 2008 and 2007 and the balance sheet data as of December 31, 2009 and 2008 have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The balance sheet data as of December 31, 2007 has been derived from our audited consolidated financial statements for the year ended December 31, 2008, which are not incorporated by reference in this prospectus supplement or the accompanying prospectus. Our operating results and financial position for the nine months ended September 26, 2010 and September 27, 2009, and the balance sheet data as of the nine months ended September 26, 2010 and September 27, 2009 are derived from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended September 26, 2010, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and includes, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of this information. Results presented for the nine months ended September 26, 2010 and September 27, 2009 are not necessarily indicative of results to be expected for any full year or future period. You should read this information in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended September 26, 2010, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Nine Months Ended	Year Ended December 31,
September 26,	September 27,
2010	2009	2009	2008	2007
(in thousands, except ratios)
(Unaudited)

Operating Results:
Net sales	$2,996,974	$2,595,420	$3,597,331	$4,122,385	$4,039,992
Cost of sales and operating expenses	2,727,416	2,400,840	3,317,744	3,772,751	3,695,917
Restructuring/Asset impairment charges	18,624	17,754	26,801	100,061	36,191
Interest expense	27,045	31,167	40,992	53,401	61,440
Interest income	(1,606)	(2,064)	(2,427)	(6,204)	(9,182)

Income before income taxes	225,495	147,723	214,221	202,376	255,626
Provision for income taxes	66,853	42,912	66,818	54,797	55,186
Equity in earnings of affiliates, net of tax	(8,088)	(3,291)	(7,742)	(9,679)	(11,586)

Net income	166,730	108,102	155,145	157,258	212,026
Net loss/(income) attributable to noncontrolling interests	186	3,699	3,663	(7,350)	(2,130)

Net income attributable to Sonoco	$166,544	$104,403	$151,482	$164,608	$214,156

Balance Sheet (at Period End):
Net working capital(1)	$290,172	$301,708	$190,934	$231,794	$269,598
Property, plant and equipment, net	937,397	955,496	926,829	973,442	1,105,342
Total assets	3,302,884	3,154,957	3,062,580	3,086,466	3,340,243
Long-term debt	513,592	561,673	462,743	656,847	804,339
Total debt	625,964	591,678	580,796	689,825	849,538
Total equity	1,500,603	1,318,518	1,380,630	1,174,518	1,463,486
Other Financial Data:
Net cash provided by operating activities	$260,586	$357,840	$390,988	$379,394	$445,136
Net cash used by investing activities	(235,704)	(68,566)	(91,510)	(110,184)	(379,638)
Net cash used by financing activities	(39,148)	(200,674)	(219,658)	(241,378)	(74,970)
Purchase of property, plant and equipment	(101,159)	(82,807)	(104,150)	(123,114)	(169,444)
Total debt to total capital(2)	29.4%	31.0%	29.6%	37.0%	36.7%
Ratio of Earnings to Fixed Charges(3)	6.8	x	4.3	x	4.6	x	3.9	x	4.3	x

(1)	Net working capital is defined as current assets less current liabilities.
(2)	Calculated as total debt divided by the sum of total debt and total equity.
(3)	For purposes of these calculations, “earnings” consists of income before income taxes, distributed income from affiliates, fixed charges and amortization of capitalized interest, less capitalized interest. “Earnings” does not include gains or losses on assets held for sale. “Fixed charges” consists of interest on all indebtedness, capitalized interest, amortization of bond discounts and premiums and the portion of rental expense considered to be representative of the interest factor. During these periods no preferred stock dividends were being paid as there were no shares of preferred stock outstanding.

RISK FACTORS

Investing in the notes involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, you should consider carefully the following factors relating to us and the notes before making an investment in the notes offered hereby. If any of the following events actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of the notes. You may lose all or part of your original investment.

Risks Relating to Our Business

Certain risks relating to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully review and consider this information.

Risks Relating to the Notes

The notes are effectively subordinated to any secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after any secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional indebtedness, nor does it prohibit any of our subsidiaries from incurring additional liabilities. The terms of the indenture limit our ability to secure additional debt without also securing the notes, to enter into sale and leaseback transactions and to transfer certain of our assets to unrestricted subsidiaries. However, these limitations are subject to numerous exceptions. See “Description of the Notes—Certain Covenants of the Company.”

As of September 26, 2010, we had $626.0 million of outstanding indebtedness on a consolidated basis and our subsidiaries had outstanding indebtedness of $24.5 million.

The notes are our obligations only, and a portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends partially on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.

We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness. The terms of the indenture limit our ability to secure additional debt without also securing the notes, to enter into sale and leaseback transactions and to transfer certain of our assets to unrestricted subsidiaries. However, these limitations are subject to numerous exceptions. See “Description of the Notes—Certain Covenants of the Company.” In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing subordinated indebtedness or common stock or to transfer assets to our parent if we were to form a holding company, could have the effect of diminishing our ability to make payments on the notes when due, causing a loss in the trading value of your notes, if any, and increasing the risk that the credit rating of the notes would be lowered or withdrawn.

We may not have sufficient cash to repurchase the notes upon the occurrence of a “Change of Control Repurchase Event.”

As described under “Description of the Notes—Change of Control Repurchase Event,” we will be required to offer to repurchase all of the notes upon the occurrence of a Change of Control Repurchase Event. We may not, however, have sufficient cash at that time, or have the ability to arrange necessary financing on acceptable terms, to repurchase the notes under such circumstances. If we are unable to repurchase the notes upon the occurrence of a Change of Control Repurchase Event, it would result in an event of default under the indenture. A default under the indenture could also lead to a default under the agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we might not have sufficient funds to repay the indebtedness and repurchase the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Ratings of the notes may not reflect all risks of an investment in the notes.

The notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Even if you are able to resell your notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

Even if you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

•	our financial performance, actual and projected;
•	the amount of indebtedness we have outstanding;
•	the market for similar securities;
•	market interest rates;
•	the liquidity of the market in which the notes trade;
•	the redemption and repayment features of the notes to be sold; and
•	the time remaining to maturity of your notes.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

USE OF PROCEEDS

We expect to receive approximately $      million in net proceeds from the sale of the notes, after deducting underwriters’ discounts and commissions and other estimated offering expenses payable by us. We intend to use substantially all of the net proceeds from the offering to purchase all or a portion of our outstanding Notes due 2013, 5.625% Notes due 2016 and/or 9.20% Debentures due 2021 tendered in the tender offers and to pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth, as of September 26, 2010, our consolidated cash and cash equivalents, total debt and total capitalization on an actual basis and as adjusted to give effect to the sale of the notes offered hereby. You should read this table in conjunction with our consolidated financial statements and related notes which are incorporated by reference in this prospectus supplement.

	As of September 26, 2010
	Actual	As Adjusted
	(in thousands)

Cash and cash equivalents	$168,700	$

Debt:
Commercial paper program(1)	$43,000	$
6.750% Notes due 2010	99,996
6.50% Notes due 2013(2)	249,640
5.625% Notes due 2016(2)	149,589
9.20% Debentures due 2021(2)	41,305
Notes offered hereby	-
Foreign denominated debt	24,515
Other debt(3)	17,919

Total debt including notes payable and current portion of long-term debt	625,964
Total equity	1,500,603

Total capitalization	$2,126,567	$

(1)	On October 18, 2010, we refinanced our $500 million bank credit facility to a $350 million, 5-year Senior Unsecured Revolving Credit Facility due October 18, 2015. Our bank credit facility supports our $350 million commercial paper program.
(2)	We expect to commence tender offers on October 25, 2010 to purchase (i) any and all of our outstanding Notes due 2013, and (ii) up to the maximum aggregate principal amount of our 5.625% Notes due 2016 and 9.20% Debentures due 2021 that we can purchase for $300 million (excluding accrued interest and subject to increase), less any amount we pay to repurchase the Notes due 2013. We intend to use substantially all of the net proceeds of this offering to purchase any notes tendered in the tender offers. See “Use of Proceeds.”
(3)	Other debt includes $5.6 million of deferred gain on early settlement of an interest rate swap, $0.1 million of capital leases and $12.2 million of liabilities associated with various deferred compensation plans.

DESCRIPTION OF THE NOTES

General

Set forth below is a description of the specific terms of our     % Notes due 2040. This description supplements, and should be read together with, the description of the general terms and provisions of the notes, some of which may not apply to this offering, set forth in the accompanying prospectus under the caption “Description of the Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the note indenture, which we refer to as the indenture, dated as of June 15, 1991, as supplemented, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York), as successor in interest to Wachovia Bank of North Carolina, National Association, as trustee. The indenture has been qualified as an indenture under the Trust indenture Act of 1939, as amended, which we refer to as the trust indenture act. The terms of the indenture are those provided therein and those made a part of the indenture by the trust indenture act. The notes will constitute debt securities under the indenture as described in the accompanying prospectus. In addition to the notes, we may issue, from time to time, other series of debt securities under the indenture. Such other series will be separate from and independent of the notes.

Principal Amount; Maturity

We will issue a total of $      initial principal amount of notes that will mature on          , 2040. If the maturity date falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. The notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders, “reopen” the notes and issue additional debt securities that have the same ranking, interest rate, maturity date and other terms as the notes being offered by this prospectus supplement (except for the issue date, the public offering price and, in some cases, the first interest payment date). These additional debt securities, together with the notes offered by this prospectus supplement, would constitute a single series of debt securities under the indenture.

Interest

The notes will bear interest at an annual rate of     % per year. Interest will accrue from          , 2010. Interest is payable semi-annually on           and          of each year to the holders of record at the close of business on           and          (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The first interest payment date will be          , 2011. If any interest payment date is not a business day, the payment of interest will be made on the next succeeding business day and no additional interest will accrue.

Sinking Fund

There is no provision for a sinking fund for the notes.

Ranking

The notes will constitute our unsecured and unsubordinated obligations and will rank:

•	equally with our existing and future unsecured and unsubordinated indebtedness;

•	senior to any of our future subordinated indebtedness;

•	junior to our secured indebtedness to the extent of the collateral securing that indebtedness;

•	effectively junior to our indebtedness that has been guaranteed by subsidiaries with respect to the assets and earnings of those subsidiaries;

•	effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries; and

•	as of September 26, 2010, we had $626.0 million of outstanding indebtedness on a consolidated basis and our subsidiaries had outstanding indebtedness of $24.5 million.

The indenture contains no restrictions on the amount of additional indebtedness that we may incur.

Redemption at Our Option

At any time prior to the date that is six months prior to the maturity date of the notes, the notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes, or (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes (not including any portion of those payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the Treasury Rate (as defined below) plus           basis points, plus, in each case, accrued and unpaid interest on the notes to, but not including, the redemption date.

At any time on or after the date that is six months prior to the maturity date of the notes, the notes will be redeemable at any time or from time to time, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes, calculated assuming a 360-day year consisting of twelve 30-day months to, but not including, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotation, or (ii) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of the quotations.

“Reference Treasury Dealer” means (i) Banc of America Securities LLC and its successors and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC and its successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Treasury Rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or such other method as the trustee in its sole discretion deems appropriate and fair; however, any redemption relating to a public equity offering of equity securities will be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the Depositary’s procedures). No notes of a principal amount of $1,000 or less will be redeemed in part. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any notes are to be redeemed in part only, the notice of redemption that relates to the notes will state the portion of the notes to be redeemed. New notes in principal amounts of $1,000 equal to the unredeemed portion of the notes will be issued in the name of the holder of the notes upon surrender for cancellation of the original notes. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event (as defined below), unless we have exercised our right to redeem the notes as described under “—Redemption at Our Option,” the indenture provides that each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Repurchase Event occurred, or at our option, prior to any Change of Control (as defined below) but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any one of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

•	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

•	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares;

•	the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Repurchase Event” means the notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Repurchase Period”) commencing 60 days prior to our first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Repurchase Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Repurchase Period, the notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Repurchase Period. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on October 1, 2010; or

•	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the company may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the indenture.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants of the Company

Restriction on Liens

The indenture provides that, so long as the notes are outstanding, we will not issue, assume or guarantee, and we will not permit any Domestic Subsidiary to issue, assume or guarantee, any Indebtedness which is secured by a mortgage, pledge, security interest, lien or encumbrance (any mortgage, pledge, security interest, lien or encumbrance is referred to as a “lien” or “liens”) of or upon any of our currently owned or later acquired assets, or any such assets of a Domestic Subsidiary without effectively providing that the notes (together with, if we shall so determine, any of our other Indebtedness that ranks equally with the notes) shall be equally and ratably secured by a lien ranking ratably with and equal to (or at our option, prior to) such secured Indebtedness; provided, however, that the foregoing restriction shall not apply to:

•	liens on any assets of any corporation existing at the time such corporation becomes a Domestic Subsidiary;

•	liens on any assets existing at the time of our acquisition of such assets or acquisition of such assets by a Domestic Subsidiary, or liens to secure the payment of all or any part of the purchase price of such assets upon our acquisition of such assets or acquisition of such assets by a Domestic Subsidiary or to secure any Indebtedness incurred, assumed or guaranteed by us or a Domestic Subsidiary prior to, at the time of, or within 180 days after such acquisition (or in the case of real property, the completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, whichever is later) which Indebtedness is incurred, assumed or guaranteed for the purpose of financing all or any part of the purchase price thereof or, in the case of real property, construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any assets theretofore owned by us or a Domestic Subsidiary, other than, in the case of any such construction or improvement, any real property on which the property so constructed, or the improvement, is located;

•	liens on any assets to secure Indebtedness of a Domestic Subsidiary to us or to any wholly owned Domestic Subsidiary;

•	liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with us or a Domestic Subsidiary or at the time of a purchase, lease or other acquisition by us or a Domestic Subsidiary of the assets of a corporation or firm as an entirety or substantially as an entirety;

•	liens on any of our assets or assets of a Domestic Subsidiary in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);

•	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in the foregoing clauses; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the assets which secured the lien so extended, renewed or replaced (plus improvements and construction on real property); and

•	liens not permitted by the clauses above if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount of all of our Indebtedness and all Indebtedness of our Domestic Subsidiaries secured by all such liens not so permitted by the clauses above together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by the indenture do not exceed 10% of Consolidated Net Tangible Assets.

Restriction on Sale and Lease-Back Transactions

The indenture also provides that we will not, and will not permit any Subsidiary to, enter into any arrangement with any person providing for the leasing by us or a Domestic Subsidiary of any property or assets, other than any such arrangement involving a lease for a term, including renewal rights, for not more than 3 years, whereby such property or asset has been or is to be sold or transferred by us or any Domestic Subsidiary to such person (referred to as a “Sale and Lease-Back Transaction”), unless:

•	we or such Domestic Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Indebtedness secured by a lien on the property or asset to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction without equally and ratably securing the notes pursuant to the indenture; or

•	the proceeds of the sale of the property or assets to be leased are at least equal to the fair value of such property or assets (as determined by our Board of Directors) and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of property, the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or redemption provision) of notes or of our Funded Indebtedness or Funded Indebtedness of a consolidated Domestic Subsidiary ranking on a parity with or senior to the notes.

Certain Definitions

“Attributable Debt”, when used in connection with a Sale and Lease-Back Transaction referred to above, means, as of any particular time, the aggregate of present values (discounted at a rate per annum equal to the average interest borne by all Outstanding Securities determined on a weighted average basis and compounded semi-annually) of our obligations or obligations of any Subsidiary for net rental payments during the remaining term of all leases (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease of any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Tangible Assets” means at any date, the total assets appearing on our most recently prepared consolidated balance sheet as of the end of a fiscal quarter, prepared in accordance with generally accepted accounting principles at the time of calculation, less (a) all current liabilities as shown on such balance sheet and (b) intangible assets.

“Intangible assets” means the value (net of any applicable reserves), as shown on or reflected in such balance sheet of: (i) all trade names, trademarks, licenses, patents, copyrights and goodwill; (ii) organizational costs; and (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); but in no event shall the term “intangible assets” include product development costs.

“Domestic Subsidiary” means any Subsidiary (a) incorporated under the laws of the United States or any state, territory or possession thereof, or the Commonwealth of Puerto Rico, (b) the operations of which are substantially conducted in the United States or its territories or possessions, or in the Commonwealth of Puerto Rico, or (c) a substantial portion of the assets of which are located in the United States or its territories or possessions or in the Commonwealth of Puerto Rico. A “wholly owned Domestic Subsidiary” is any Domestic Subsidiary of which all outstanding securities having the voting power to elect the Board of Directors of such Domestic Subsidiary (irrespective of whether or not at the time securities of any other class or classes of such Domestic Subsidiary shall have or might have voting power by reason of the happening of any contingency) are at the time directly or indirectly owned or controlled by us, or by one or more wholly owned Domestic Subsidiaries, or by us and one or more wholly owned Domestic Subsidiaries.

“Funded Indebtedness” means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

“Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (v) all obligations as lessee which are capitalized in accordance with generally accepted accounting principles at the time of calculation, and (vi) all Indebtedness of others guaranteed by us or any of our subsidiaries or for which we or any of our subsidiaries are otherwise responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

“Subsidiary” means any corporation of which at least a majority of Outstanding securities having the voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time securities of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by us, or by one or more of the Subsidiaries, or by us and one or more Subsidiaries.

Consolidation, Merger and Sale of Assets

The indenture contains a provision permitting us, without the consent of the holders of any of the outstanding notes, to consolidate with or merge into any other entity or transfer or lease our assets substantially as an entirety to any person provided that:

•	the successor is an entity organized and validly existing under the laws of any United States domestic jurisdiction;

•	the successor entity assumes our obligations on the notes and under the indenture;

•	after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

Events of Default

An event of default with respect to the notes is defined in the indenture as:

•	default in payment of principal of or premium, if any on any of the notes when due, whether at maturity, upon acceleration of maturity or redemption, or otherwise;

•	default for 30 days in payment of interest on any of the notes;

•	our failure to perform any other of the covenants or warranties in the indenture continued for 60 days after due notice by the trustee or by holders of at least 10% in principal amount of the outstanding notes;

•	a default under any bond, debenture, note or other evidence of our Indebtedness (including a default with respect to notes of any series other than the notes offered hereby) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our current or future Indebtedness (including the indenture), which default constitutes a failure to pay such Indebtedness in a principal amount in excess of $10 million when due and payable at final maturity after the expiration of any applicable grace period or shall have resulted in such Indebtedness in a principal amount in excess of $10 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 15 days after there shall have been given, by overnight mail or other same day or overnight delivery service which can provide evidence of delivery, to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying such default and requiring us to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a notice of default under the indenture; and

•	certain events of bankruptcy, insolvency or reorganization.

The indenture provides that, if any event of default with respect to the notes at the time outstanding occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately. However, upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the notes and certain other specified defaults) may be waived by the holders of a majority in principal amount of the outstanding notes on behalf of the holders of all of the notes.

The indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the notes at the time outstanding, give to the holders of the outstanding notes notice of such default known to it if uncured or not waived. However, except in the case of default in the payment of principal of (or premium if any) or interest on any of the notes, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interest of the holders of the outstanding notes. The indenture also provides that such notice shall not be given until at least 30 days after the occurrence of a default or breach with respect to outstanding notes in the performance of a covenant or warranty in the indenture other than for the payment of the principal of or interest on the notes. The term default with respect to the notes for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default as described above.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the outstanding notes before proceeding to exercise any right or power under the indenture at the request of the holders of such notes. The indenture provides that the holders of a majority in principal amount of outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the notes provided that the trustee may decline to act if such direction is contrary to law or the indenture. The indenture requires the trustee to establish a record date for purposes of determining which holders are entitled to join in such direction.

No holder of a note will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default regarding the notes of that series;

•	holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to institute the proceeding and the holder or holders have offered reasonable indemnity to the trustee; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with that request, within 60 days after the notice, request and offer.

However, these limitations do not apply to a suit instituted by a holder of a note to enforce payment of the principal of or interest on the note on or after the applicable due date specified in the note.

The indenture includes a covenant that we will file annually with the trustee a certificate specifying whether, to the best knowledge of the signers, we are in default under the indenture.

Defeasance of Notes or Certain Covenants in Certain Circumstances

Defeasance and Discharge

The indenture provides that the terms of notes may provide that we will be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of notes denominated in foreign currencies, money and/or foreign government securities, which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on the notes on the stated maturity of such payments in accordance with the terms of the indenture and such notes. Such discharge may only occur if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the notes; and such discharge will not be applicable to any notes then listed on the New York Stock Exchange or any other securities exchange if the provision would cause said notes to be de-listed as a result thereof.

Defeasance of Certain Covenants

The indenture provides that the terms of the notes may provide us with the option to omit to comply with certain restrictive covenants described in Sections 1008 and 1009 of the indenture. In order to exercise such option, we will be required to deposit with the trustee money and/or U.S. government obligations or, in the case of notes denominated in foreign currencies, money and/or foreign government securities, which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay principal (and premium, if any) and interest on the notes on the stated maturity of such payments in accordance with the terms of the indenture and such notes. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes. In the event we exercise this option and the notes are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations or foreign government securities, as the case may be, on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, we shall remain liable for such payments.

Modification of the Indenture and Waiver of Covenants

We and the trustee may make agreed modifications and amendments to the indenture, without the consent of any holder of any note, to add covenants and events of default, and to make provisions with respect to other matters and issues arising under the indenture, provided that any such provision does not adversely affect the rights of the holders of the notes.

The indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding notes affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of outstanding notes, except that no such supplemental indenture may, without the consent of the holder of each outstanding note affected thereby, (a) change the stated maturity, or reduce the principal amount thereof or the rate of payment of interest thereon, of any note, (b) reduce the percentage in principal amount of the outstanding notes, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the indenture or certain defaults thereunder or (c) effect certain other changes. The indenture also permits us to omit compliance with certain covenants in the indenture with respect to the notes upon waiver by the holders of not less than 66 2/3% in principal amount of the outstanding notes.

Trustee

The trustee may resign or be removed with respect to the notes and a successor trustee may be appointed to act with respect to such notes. In the event that two or more persons are acting as trustee with respect to different series of notes, each such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of notes for which it is trustee.

We maintain customary banking relationships with the trustee.

Book-Entry Issuance

The Depository Trust Company (“DTC”) will act as the initial securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global note certificates will be issued, representing in the aggregate the total principal amount of the notes, and will be deposited with the trustee on behalf of DTC.

DTC, the world’s largest securities depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owed subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). More information about DTC can be found at www.dtcc.com and www.dtc.org. Such information is not incorporated by reference in, and does not form a part of, this prospectus supplement or the accompanying prospectus.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of notes (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The

Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such notes to be redeemed.

Although voting with respect to the notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name” and will be the responsibility of such Direct or Indirect Participant and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of a global note will not be entitled to receive physical delivery of notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the notes. In that event, certificates for the notes will be printed and delivered to the applicable Direct or Indirect Participant.

Clearstream. Clearstream Banking, S.A. is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream.

Euroclear. Euroclear Bank SP./N.V. was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

The information in this section concerning the operations and procedures of DTC, Clearstream Luxembourg and Euroclear has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take responsibility for its accuracy. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream Luxembourg, as applicable, and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations and procedures, and you are urged to contact DTC, Euroclear, Clearstream Luxembourg or their respective participants to discuss these matters.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of a note. This summary applies to holders only if they are a beneficial owner of a note and acquire the note in this offering for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	a citizen or resident alien individual of the United States;

•	a corporation (including for this purpose any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and under the control of one or more “United States persons” (as defined for U.S. federal income tax purposes), or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

For the purposes of this discussion, a “non-U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is an individual, corporation (including for this purpose any other entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not a U.S. Holder.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as of the date of this prospectus supplement and all of which are subject to change or differing interpretation (perhaps retroactively), and is for general information only. This summary addresses only beneficial owners of the notes that hold the notes as capital assets within the meaning of Section 1221 of the Code and does not represent a detailed description of the U.S. federal income tax consequences to prospective purchasers of the notes in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to prospective purchasers of the notes that are subject to special treatment under the U.S. federal income tax laws, such as taxpayers subject to the alternative minimum tax or the U.S. federal estate and gift tax, U.S. expatriates, financial institutions, partnerships or other pass-through entities, or investors in such entities, individual retirement and other tax deferred accounts, dealers and traders in securities or currencies, insurance companies, tax-exempt organizations, persons holding the notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security, and U.S. Holders whose functional currency is other than the U.S. dollar. We cannot assure holders that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a U.S. or non-U.S. partnership (including for this purpose an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Non-U.S. partnerships also generally are subject to special tax documentation requirements.

U.S. Holders

Contingent Payments. In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. The obligation to make such payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” Under applicable Treasury regulations, the possibility of such amounts being paid will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance that these contingencies will occur or if such contingencies are considered to be incidental. If the notes were deemed to be contingent payment debt instruments, U.S. Holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a notes as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different from the consequences discussed herein. Although the matter is not free from doubt, we intend to take the position that the likelihood that such payments will be made is remote or incidental and therefore the notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a U.S. Holder unless such U.S. Holder explicitly discloses on a statement attached to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the notes that such U.S. Holder’s determination is different. It is possible, however, that the Internal Revenue Service (the “IRS”) may take a contrary position from that described above, in which case the tax consequences to a U.S. Holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

Interest. It is expected and this discussion assumes that either the issue price of the notes will equal the stated principal amount of the notes or the notes will be issued with less than a de minimis amount of original issue discount (“OID”). Therefore, a U.S. Holder will have ordinary interest income equal to the amount of interest paid or accrued on a note, includable in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes.

Dispositions. Generally, a sale, exchange, redemption or other taxable disposition of a note will result in capital gain or loss equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to accrued and unpaid interest, which, as described above, will be taxed as ordinary income to the extent not previously included in gross income by the U.S. Holder) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis for determining gain or loss on the disposition of a note generally will equal the purchase price of such note to such U.S. Holder. Such gain or loss will be long-term capital gain or loss if the note is held for more than one year as of the time of the disposition. The deductibility of capital losses is subject to limitations. The tax rate for long-term capital gains of non-corporate taxpayers is scheduled to increase for taxable years beginning on or after January 1, 2011. U.S. Holders should consult their tax advisors regarding the treatment of capital gains and losses.

Non-U.S. Holders

Interest. The United States generally imposes a 30% withholding tax on payments of interest to non-U.S. persons. The 30% (or lower applicable treaty rate) U.S. federal withholding tax will not apply to a non-U.S. Holder in respect of any payment of interest on the notes that is not effectively connected with the conduct of a U.S. trade or business provided that such non-U.S. Holder:

•	does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury regulations;

•	is not a controlled foreign corporation that is related to us actually or constructively through sufficient stock ownership;

•	is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	(a) provides identifying information (i.e., name and address) to us or our paying agent on IRS Form W-8BEN (or successor form), and certifies, under penalty of perjury, that such non-U.S. Holder is not a U.S. person or (b) a financial institution holding the notes on behalf of such non-U.S. Holder certifies, under penalty of perjury, that it has received the applicable IRS Form W-8BEN (or successor form) from the beneficial owner and provides us with a copy.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. Holder will be subject to the 30% U.S. federal withholding tax, unless such non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an income tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States.

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by such non-U.S. Holder), such non-U.S. Holder, although exempt from the 30% withholding tax, generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if such non-U.S. Holder were a “United States person” as defined under the Code. In addition, if a non-U.S. Holder is a non-U.S. corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by it of a trade or business in the United States. For this purpose, effectively connected interest on the notes will be included in earnings and profits.

Dispositions. Any gain realized on the disposition of a note by a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax unless (i) that gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an income tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. Holder), (ii) such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, or (iii) in the case of disposition proceeds representing accrued interest, the non-U.S. Holder cannot satisfy the requirements of the complete exemption from withholding tax described above (and the non-U.S. Holder’s U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above).

If a non-U.S. Holder’s gain is effectively connected with such non-U.S. Holder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. Holder), such non-U.S. Holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if it were a “United States person” as defined under the Code. If such a non-U.S. Holder is a corporation, such non-U.S. Holder may also, under certain circumstances, be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate). If a non-U.S. Holder is subject to the 183-day rule described above, such non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to U.S. sources, even though the non-U.S. Holder is not considered a resident alien under the Code.

Information Reporting and Backup Withholding

In general, information reporting requirements apply to interest paid to, and to the proceeds of a sale or other disposition of a note (including a redemption) by, certain U.S. Holders. In addition, backup withholding (currently at a rate of 28% and scheduled to increase to 31% as of January 1, 2011) may apply to a U.S. Holder unless such holder provides a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding generally does not apply to payments made to certain exempt U.S. persons.

In general, a non-U.S. Holder will not be subject to backup withholding and information reporting with respect to interest payments that we make to such holder provided that we have received from such holder the certification described above under “—Non-U.S. Holders—Interest” and neither we nor our paying agent has actual knowledge or reason to know that the non-U.S. Holder is a U.S. Holder. However, if such certification is not made or tax is required to be withheld we or our paying agent may be required to report to the IRS and the non-U.S. Holder payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of a treaty or agreement.

Payments of the proceeds of a sale or other disposition (including a redemption) of the notes made to or through a non-U.S. office of non-U.S. financial intermediaries that do not have certain enumerated connections with the United States generally will not be subject to information reporting or backup withholding. In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note within the United States or conducted through non-U.S. financial intermediaries with certain enumerated connections with the United States, if the payor receives the certification described above under “—Non-U.S. Holders—Interest” or such holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the non-U.S. Holder is a United States person or the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability provided the required information is furnished by such holder to the IRS in a timely manner.

Recently Enacted United States Legislation

Recently enacted United States legislation generally imposes a tax of 3.8% on the “net investment income” of certain individuals, trusts and estates for taxable years beginning after December 31, 2012. Among other items, net investment income generally includes gross income from interest and net gain attributable to the disposition of certain property, less certain deductions. Prospective purchasers should consult their own tax advisors regarding the possible implications of this legislation in their particular circumstances.

UNDERWRITING

Banc of America Securities LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as representatives, which we refer to as the representatives, of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Principal
Underwriter	Amount of Notes

Banc of America Securities LLC	$
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession not in excess of     % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $475,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, during the period beginning on the date hereof and ending on the closing date of this offering, without first obtaining the prior written consent of Banc of America Securities LLC and Wells Fargo Securities, LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Selling Restrictions

The notes are offered for sale only in jurisdictions where it is legal to make such offers. The offer and sale of the notes are subject to the following limitations. Neither the underwriters nor we have taken any action in any jurisdiction that would constitute a public offering of the notes, other than in the United States.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The legality of the issuance of the notes will be passed upon for us by Haynsworth Sinkler Boyd, P.A., Columbia, South Carolina, and for the underwriters by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The financial statements of the Sonoco Products Company as of December 31, 2009 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Sonoco Products Company for the year ended December 31, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SONOCO PRODUCTS COMPANY

[LOGO] (R)

Debt Securities

Preferred Stock

Common Stock

We may offer from time to time debt securities, preferred stock and common stock. We will describe the specific amounts and terms of the securities we offer in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

The debt securities that we may offer may consist of debentures, notes and/or other unsecured evidences of indebtedness in one or more series. The securities offered under this prospectus may be offered separately, together or in separate series and in amounts, at prices and on terms to be determined at the time of sale. A prospectus supplement that will set forth the amount and terms of the offering of any securities will accompany this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “SON.”

Our address is: Sonoco Products Company, One North Second Street, P. O. Box 160, Hartsville, South Carolina 29551-0160; and our telephone number is: (843) 383-7000.

We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 31, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we are registering an unspecified amount of debt securities, preferred stock and common stock. We may sell in one or more offerings any combination of debt securities, preferred stock and common stock.

This prospectus provides you with a general description of the securities we may sell. Each time we sell securities, we will provide a prospectus supplement or file a current or periodic report with the SEC that will contain specific information about the terms of that offering. The prospectus supplement or current or periodic report filed with the SEC also may add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC’s web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information and Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We also make these filings available free of charge on our website, www.sonoco.com, as soon as reasonably practical after electronic filing of such material with the SEC. Please note that the SEC’s website (www.sec.gov) and our website (www.sonoco.com) are included in this prospectus as inactive textual references only. Neither the information contained on the SEC’s website nor the information contained on our website is incorporated by reference into this prospectus and such information should not be considered to be part of this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N. E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at the address above. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this prospectus some of the information we file with the SEC, which means that we can disclose important business and financial information to you by referring you to those documents without delivering them to you with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all securities covered by this prospectus have been sold or the registration of such securities under the Securities Act of 1933 has been terminated. We incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 29, 2009 and June 28, 2009;

•	our current reports on Form 8-K, filed on February 5, 2009, February 9, 2009, April 16, 2009 and July 16, 2009; and

•	the description of our common stock contained in our registration statement on Form 8-A, as amended (file no. 002-64529), and any further amendments or reports filed for the purpose of updating such description.

We will provide you free copies of these filings, other than exhibits to filings unless the exhibits are specifically incorporated by reference into a filing, if you write or call us at:

Sonoco Products Company
Attn: Charles J. Hupfer, Senior Vice President and Chief Financial Officer
One North Second Street
P.O. Box 160
Hartsville, South Carolina 29551-0160
Telephone: (843) 383-7000

We have also filed a registration statement with the SEC relating to the securities described in this prospectus. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement contains additional information that may be important to you.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates on the front of those documents, unless the information specifically indicates that another date applies.

Unless the context requires otherwise, references to “we,” “us,” and “our” mean Sonoco Products Company and its subsidiaries.

SONOCO PRODUCTS COMPANY

We are a South Carolina corporation founded in Hartsville, South Carolina in 1899. We are a major global manufacturer of paperboard-based and other industrial and consumer packaging products. We are also vertically integrated into paperboard production and recovered paper collection, which means that the paperboard used in our packaging products is produced substantially from recovered paper our subsidiaries collect. We operate an extensive network of plants in the United States and have subsidiaries in Asia, Europe, Canada, Mexico, South America, Australia, and New Zealand, and affiliates in numerous locations around the world. We have made a number of acquisitions, and we expect to acquire additional companies that we believe provide meaningful opportunities in industrial and consumer markets. We may also dispose of operations when we believe that doing so is consistent with our overall goals and strategies. Our principal executive offices are located at One North Second Street, P.O. Box 160, Hartsville, South Carolina 29551-0160, telephone number (843) 383-7000.

FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference “forward-looking statements.” All statements that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecasts,” “future,” “will,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs; improved productivity and cost containment; adequacy of income tax provisions; refinancing of debt; adequacy of cash flows; anticipated amounts and uses of cash flows; effects of acquisitions and dispositions; adequacy of provisions for environmental liabilities; financial strategies and the results expected from them; continued payments of dividends; stock repurchases; producing improvements in earnings; financial results for future periods; and creation of long-term value for shareholders.

These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;

•	liability for and anticipated costs of remediation of environmental liabilities;

•	ability to weather the current economic downturn;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and incorporated by reference herein might not occur.

USE OF PROCEEDS

Except as we otherwise set forth in a prospectus supplement or in a periodic or current report filed with the SEC, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including working capital, capital expenditures and the repayment or reduction of bank indebtedness and commercial paper obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges and to fixed charges and preferred stock dividends for the periods indicated:

	Six Months
	Ended
	June 28,		Years Ended December 31,
	2009		2008		2007		2006		2005		2004

Ratio of Earnings to Fixed Charges(1)	3.74	x	3.88	x	4.29	x	5.13	x	4.52	x	4.36	x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.74	x	3.88	x	4.29	x	5.13	x	4.52	x	4.36x

(1)	Six months ended June 28, 2009 and years ended December 31, 2008, 2007, 2006, 2005, and 2004 ratios reflect net pretax restructuring/asset impairment charges of approximately $18 million, $100 million, $36 million, $26 million, $21 million, and $19 million, respectively.

For purposes of these calculations, “earnings” consists of income before income taxes, distributed income from affiliates, fixed charges and amortization of capitalized interest, less capitalized interest. “Earnings” does not include gains or losses on assets held for sale. “Fixed charges” consists of interest on all indebtedness, capitalized interest, amortization of bond discounts and premiums and the portion of rental expense considered to be representative of the interest factor. During these periods no preferred stock dividends were being paid as there were no shares of preferred stock outstanding.

DESCRIPTION OF THE SECURITIES

We may offer from time to time debt securities, preferred stock and common stock. We will describe the specific amounts, terms and characteristics of the securities offered in supplements to this prospectus.

PLAN OF DISTRIBUTION

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. With respect to the unaudited financial information of Sonoco Products Company for the six-month periods ended June 28, 2009 and June 29, 2008, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated July 28, 2009 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

VALIDITY OF THE SECURITIES

The validity of the securities offered under this prospectus will be passed upon for us by Haynsworth Sinkler Boyd, P.A., Columbia, South Carolina, our general counsel, and for any underwriter, dealer or agent by counsel to such underwriter, dealer or agent named in the Prospectus Supplement. In rendering their opinions, underwriters’ counsel may rely on Haynsworth Sinkler Boyd, P.A., as to certain matters of South Carolina law. Various attorneys in the firm of Haynsworth Sinkler Boyd, P.A., and members of their immediate families own or have beneficial interests in shares of our common stock.

$

Sonoco Products Company

% Notes due 2040

Prospectus Supplement
To Prospectus dated July 31, 2009

BofA Merrill Lynch

Wells Fargo Securities

Deutsche Bank Securities

J.P. Morgan

  , 2010